Exhibit 23.3
W. D. Von Gonten & Co.
Petroleum Engineering
10496 Old Kay Road, Suite 200
Houston, Texas 77043

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We, the firm of W. D. Von Gonten & Co., consent to the use of our name and the use of our reports regarding Evolution Petroleum Corporation Estimated Proved Reserves and Future Net Revenues "as of July 1, 2006 through July 1, 2013" in the relevant pages of the Form 10-K of Evolution Petroleum Corporation for the fiscal year ended June 30, 2016. We further consent to the incorporation by reference of information contained in our report as of July 2, 2013, in the Evolution Petroleum Corporation Registration Statement No. 333-152136 on Form S-8, Registration Statement No. 333-140182 on Form S-8, Registration Statement No. 333- 183746 on Form S-8, Registration Statement No. 333-211338 on Form S-3 and Registration Statement No. 333-193899 on Form S-3.

Yours truly,

/s/William D. Von Gonten, Jr.

William D. Von Gonten, Jr.
President
TX#73244
September 7, 2016